Press Release	Source: Fortis Enterprises

Fortis Announces Home Improvement Sweepstakes

Tuesday September 2, 4:05 pm ET

ALTAMONTE SPRINGS, Fla.--(BUSINESS WIRE)--Sept. 2, 2003--Fortis Enterprises (OTCBB:FRTE - News) announced today that the Company is holding an online sweepstakes promotion entitled "The Fortis Enterprises Home Improvement Sweepstakes". The Grand Prize Winner will receive $2,500 towards a home improvement project of their choice. Official Rules are located on the Company's website at http://www.fortisenterprises.com

The Sweepstakes will begin at 4:01pm (E.S.T.) on Tuesday, September 2, 2003 and all entries must be received by 6pm (E.S.T.) on Sunday, October 26, 2003 (the "Sweepstakes Period"). Multiple entries are allowed, but only one entry per individual per day (based on E.S.T.) is allowed. Entries must be received on the official registration page on the Fortis Enterprises website. All entries require completing all of the required information and following all instructions and then submitting the entry. (Official Rules are located on the Company's website at http://www.fortisenterprises.com)

Stephen W. Carnes, CEO of Fortis Enterprises stated, "I believe that the sweepstakes will be a very cost effective means of marketing and gaining additional exposure for the company. There are numerous individuals that participate in online sweepstakes every day. Additionally there are websites that are dedicated to listing online sweepstakes promotions and it is hoped that our contest will gain exposure on those websites as well. It is hoped that the sweepstakes will assist the Company to build additional name recognition and that those individuals that visit the Company website to enter the contest will become more familiar with the business of Fortis Enterprises."

About Fortis Enterprises

Fortis Enterprises is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Fortis Enterprises at http://www.fortisenterprises.com

For up to date corporate information about Fortis Enterprises, contact Stephen W. Carnes at 407-435-3959. E-mail: info@fortisenterprises.com

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's ability to consummate an acquisition, the Company's access to future capital, actual participation by individuals in the sweepstakes, any benefit to the Company of the sweepstakes, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.

Contact:

        Fortis Enterprises, Altamonte Springs

        Stephen W. Carnes, 407/435-3959

        E-mail: info@fortisenterprises.com

Source: Fortis Enterprises